Exhibit 99.1

For Immediate Release
Contact:  Harvey Grossblatt, President
Universal Security Instruments, Inc.
410-363-3000, Ext. 224
or
Don Hunt, Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500

Universal Announces Change in Retail Relationship

OWINGS MILLS, MD. December 21, 2009: Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced that it will be changing its current relationship with a large national retailer which has purchased smoke alarms and carbon monoxide alarms from the Company for sale in the retailer’s stores since 2006.  Effective approximately April 1, 2010, this retailer will continue to sell the Company’s products only online and through the retailer’s professional contractors’ desk.

This change in sales channels beginning in the Company’s first fiscal quarter of fiscal 2011 should not impact the Company’s inventory or sales prior to April 1, 2010.  At this time, the Company is unable to predict the exact impact of the change on the Company’s sales and earnings next fiscal year.  The Company is committed to continuing to make its products easily available through other retail distributors and is seeking to establish sales channels through other major retail chains. Furthermore, as previously announced, the Company is aggressively continuing to develop new products and expects several of these to be ready for sale in the March/April timeframe.

“We believe that the introduction of our new line of technologically advanced smoke and carbon monoxide alarms should generate significant sales and earnings during our next fiscal year and should be attractive to major retail chains”, said CEO Harvey Grossblatt.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 40 year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.